Exhibit (p)(2)

CODE OF ETHICS SUPPLEMENT

for

NWQ INVESTMENT MANAGEMENT COMPANY LLC

TRADEWINDS GLOBAL INVESTORS, LLC

DATED July 2, 2007

Pursuant to Section V of the Code of Ethics and Reporting Requirements for Nuveen Investments, Inc. (the “Code”) which have been adopted by NWQ Investment Management Company, LLC and Tradewinds Global Investors, LLC (referred to herein as the “Advisers”) and made applicable to them as of August 1, 2005 as amended subsequently on February 25, 2007, Advisers hereby adopt and set forth the following supplemental procedures and restrictions applicable to employees under Advisers’ direct and/or shared supervision and control.

I.	Supplement to Sections V.B. of the Code (Pre-Clearance of Personal Trades)

A.

All Employees are considered “Access Persons” for purposes of Section V and “Investment Persons” for the purposes contemplated by Section V.B. of the Code (as supplemented hereby) With respect to Employees, Section V.B.2 shall apply to both purchases and sales within 7 days before and 7 days after the same security is purchased or sold for clients on a firmwide basis. Firmwide basis is defined as substantially all clients of a respective Adviser in a particular strategy[1].

B.	With respect to the “prior approval” requirements contained in the Code, Employees shall obtain “prior approval” on all personal securities transactions not otherwise exempted from pre-clearance under the Code through PTA, Nuveen’s pre-clearance monitoring system.

1.	Pre-clearance Procedures

Pre-clearance approval through PTA will be valid for the business day on which the authorization is granted. If the trade is not completed before such pre-clearance expires, the Employee is required to again obtain pre-clearance for the trade. In addition, if an Employee becomes aware of any additional information (including with regard to potential activity on a firmwide basis with respect to a transaction that was pre-cleared) such person is obligated to disclose such information to the appropriate Designated Compliance or Legal officer prior to executing the pre-cleared transaction.

2.	No Short Swing Profits

No Employee shall profit in the purchase and sale, or sale and purchase, of the same (or equivalent)2 securities within thirty (30) calendar days. Trades made in violation of this prohibition should be unwound, when possible. Or, if an exception is not granted as indicated below, any profits realized on short-term trades shall be subject to disgorgement.

[1]	A determination that substantially all of the clients in a strategy are affected by a particular transaction is at the discretion of the designated Legal or Compliance Officer.

[2]	Equivalent securities may include preferred shares, options, locally traded shares, ADRs, GDRs, 144A/Reg S or another class of security.

Exception: Advisors’ Designated Compliance or Legal officer may grant exceptions to this policy based on a review of the transaction(s) and determination that any abusive practices which the Code and this Supplement are designed to prevent, such as front running or material conflicts of interest, have not occurred and the transactions involved support granting of an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger, or lack of involvement in the security by the firm or lack of the respective Adviser’s imminent interest in the security. The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of client trading or anticipated client trading. The Designated Legal/Compliance officer shall consider the reasons for the prohibition, as stated herein, in determining when an exception to the prohibition is permissible. The Designated Legal/Compliance officer may consider granting an exception to this prohibition if the securities involved in the transaction are not (i) being considered for purchase or sale by the respective Adviser’s clients on a firmwide basis or (ii) being purchased or sold by respective Adviser’s clients on a firmwide basis and are not economically related to such securities.

3.	Exceptions to Trading Restrictions

The restrictions on personal securities trading set forth in Section V of the Code do not apply to the following:

a.	Transactions in securities over which a person has no direct or indirect influence or control;

b.	Transactions that have been effected pursuant to an “automatic investment plan” which have been initially pre-cleared. (as defined in Section VIII)

c.	Transactions in securities issued by the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;

d.	Transactions in shares of registered open-end investment companies, (other than the restrictions on frequent trading in shares of Nuveen Open-End Funds and other open-end funds advised or sub-advised by a Nuveen Subsidiary);

e.	Open end exchange traded funds known as “ETFs” need not be pre- cleared, but must be reported;

f.	Transactions in ETFs that are comparable to open-end ETFs but are formed as unit investment trusts;

g.	Transactions in shares of unit investment trusts that are invested exclusively in one or more registered open-end investment companies;

h.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

i.	Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; and

j.	Transactions that are non-volitional on the part of the access person, including the call by a third party of an option on securities owned by the access person.

The Designated Legal/Compliance Officer(s) of a Nuveen Subsidiary may grant other exceptions upon determination that the conduct at issue is unlikely to present an opportunity for abuse. The person seeking such exemption must make a request to the Designated Legal/Compliance Officer(s) and must receive approval before the exemption becomes effective.

II.	Supplement to Section V.E.2 of the Code (Initial Holdings Report)

A.	Each Employee is considered an “Access Person” for the purposes contemplated by Section V.E.2 of the Code (as supplemented hereby).

B.	Notwithstanding anything at Section V.E.2 to the contrary, all Employees shall certify in PTA within 10 days of becoming an Employee of NWQ or Tradewinds (as applicable), their holdings in securities (Initial Holdings) as set forth in the Code.

The information to be disclosed on the Initial Holdings Report shall include the following information current within 45 days prior to the first day of employment at Advisors:

(i)	all personal securities holdings and holdings in Nuveen Open-End Funds and open-end Funds for which a Nuveen Subsidiary (including Advisors) serves as adviser or subadviser (“Nuveen Affiliated Open-End Funds”) (including holdings acquired before the person became an Employee);

(ii)	The name of any broker, dealer, bank, Fund or Fund distributor with whom the Employee maintains an account, including an account in which any Nuveen Open-End Funds or Nuveen Affiliated Open-End Funds were held for the direct or indirect benefit of the Employee; and

(iii)	any other information requested to be disclosed on the Initial Holdings Report Form from time to time.

Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, and registered open-end investment companies (other than Nuveen Open-End Funds and Nuveen Affiliated Open-End Funds) are not required to be disclosed. Employees do not need to report holdings in any account over which the Employee has no direct or indirect influence or control.

C.	Notwithstanding anything at Section V.E. to the contrary, all Employees shall certify in PTA that:

(i)	he has received, read and understands the Code and recognizes that he is subject thereto; and

(ii)	he has no knowledge of the existence of any personal conflict of interest relationship which may involve a client account, such as any economic relationship between his transactions and securities held or to be acquired by a client account.

D.	All Employees/Access Persons must maintain all brokerage accounts at a PTA compatible broker-dealer. This includes brokerage accounts for any family members living in the same household, brokerage accounts of domestic partners and any accounts which the Employee/Access Person has discretionary authority. Please refer to Schedule IV of the Code for a list of compatible broker-dealers.

E.	All new Employees shall be given 30 days from which they became an Access Person to transfer their brokerage accounts to a PTA compatible broker-dealer. A Designated Compliance or Legal Officer may grant exceptions on a limited case-by- case basis to maintain brokerage accounts at a non-PTA compatible broker -dealer as referenced in Section V.D.3 of the Code. (Please see Section G of the Code for approval process.)

III.	Supplement to Section V.E.3 of the Code (Annual Holdings Report)

A.	Each Employee is considered an “Access Person” for the purposes contemplated by Section V.E.3 of the Code (as supplemented hereby).

B.	Notwithstanding anything at Section V.E.3 to the contrary, all Employees shall certify in PTA within 45 days after the end of each calendar year an Annual Holdings Report as set forth in the Code.

All Employees shall disclose on the Annual Report all personal securities holdings as of the calendar year end plus any other information requested to be disclosed on such Report from time to time. Employees do not have to disclose holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and registered open-end investment companies with one exception: Employees must disclose holdings in Nuveen Open-End Funds and Nuveen Affiliated Open-End Funds held outside of the Employee’s Nuveen 401(k) account. Employees do not need to report transactions effected in any account over which the Employee has no direct or indirect influence or control.

D.	Within PTA, and in addition to reporting securities holdings, every Employee shall certify annually that:

(i)	he has read and understands the Code and recognizes that they are subject thereto;

(ii)	they have complied with the requirements of the Code; and that he has reported all personal securities transactions required to be reported pursuant to the requirements of the Code;

(iii)	he has no knowledge of the existence of any personal conflict of interest relationship (including all outside business activities, limited partnerships, etc.) which may involve any client account, such as any economic relationship between their transactions and securities held or to be acquired by a client account.

IV.	Supplement to Section V.E.4 of the Code (Quarterly Transaction Report)

A.	Each Employee is considered an “Access Person” for the purposes contemplated by Section V.E.4 of the Code (as supplemented hereby).

B.	Notwithstanding anything at Section V.E.4 to the contrary, all Employees shall certify in PTA within 30 days after the end of each calendar quarter a Quarterly Transaction Report as set forth in the Code

C.	Quarterly Reporting Requirements:

(i)	All Employees shall disclose on the Quarterly Transaction Report all personal securities transactions and all transactions in shares of Nuveen Open-End Funds and Nuveen Affiliated Open-End Funds conducted during the period as of the calendar quarter ended within thirty (30) days after quarter end.

(ii)	Exchange-traded open-end funds (ETFs) do not require pre-clearance, but must be reported.

(iii)	Employees do not need to report holdings and transactions in shares of registered open-end investment companies that are not advised or sub-advised by a Nuveen Subsidiary.

(iv)	Employees do not need to report transactions effected in any account over which the Employee has no direct or indirect influence or control.

D.	With respect to each transaction identified in C(i) above, an Employee shall certify in PTA on the Quarterly Transaction Report:

(i)	the date of the transaction, title of the security, number of shares, and principal amount of each security involved (if possible);

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the name of the broker, dealer, bank , Fund or Fund distributor with or through whom the transaction was effected; and

(iv)	any other information requested to be disclosed on the Quarterly Transaction Report from time to time.

E.	With respect to each transaction identified in C(i) above, an Employee shall provide to the Compliance/Legal Department duplicate copies of confirmation for (or statement showing) each disclosable transaction in the Employee’s accounts.

F.	In addition, with respect to any account established by an Employee in which any securities or any Nuveen Open-End Funds and Nuveen Affiliated Open-End Funds were held during the quarter for the direct or indirect benefit of the Employee, the

Employee must provide:

(i)	the name of the broker, dealer, bank , Fund or Fund distributor with whom he or she established the account; and

(ii)	the date the account was established.

V.	Standards of Business Conduct Section III.D and III.E

A.	Each Employee is considered an “Access Person” for the purposes contemplated by Section III.D of the Code (as supplemented hereby).

B.

Employees are required to complete the Gifts Disclosure in PTA upon receiving from or giving a gift to any person or entity that does business with or proposes to do business with Nuveen Investments or any associated Nuveen affiliate. Cash and American Express Gift Cheques are prohibited. Employees are subject to the restrictions of Nuveen’s Cash and Non-Cash Compensation Policy with respect to accepting and providing non-cash compensation in the way of entertainment, including meals, golfing and tickets to cultural events (refer to current Policy). Employees must also complete a Gifts Disclosure in PTA during the calendar quarter the gift was given or received, if applicable.

C.	Employees may not serve on the board of directors of any publicly traded company, serve in any investment related capacity of an organization or serve as a member of a finance or investment committee for any not-for profit organization without approval from the General Counsel of Nuveen Investments or his or her designee. Employees may not engage in any outside business activities without submitting an Outside Business Activities Disclosure in PTA and receiving approval from a Designated Legal/Compliance Officer.